Exhibit 10.23
Stock Repurchase Plan Pursuant to SEC Rule 10b-18
1.	Corporation Purchasing: Keynote Systems Inc .
2	Amount of total repurchase: As per chart below.

Trading Requirements (Amount/Price/Date).
a)	Broker shall effect a repurchase (each a “Purchase”) of shares of Common Stock in accordance with the formula set forth below on each even day of the month (e.g., 2, 4, 6, 8, 10, 12, 14, 16, 18, 20, 22, 24, 26, 28, 30) on which NASDAQ Global Market is open for trading and the then applicable market price for the Common Stock is a price of not more than $11.00 per share (the “Price Limitation”). In the event of subsequent stock split or reverse stock split by the Company, the Price Limitation shall also be proportionately adjusted by the stock split ratio at the time the Board of Directors of the Company effects such a stock split or reverse stock split.
OR
     Broker shall effect a repurchase (each a “Purchase”) of shares of Common Stock in accordance with the formula set forth below on each even day (e.g., 2, 4, 6, 8, 10, 12, 14, 16, 18, 20, 22, 24, 26, 28, 30) on which NASDAQ National Stock Market is open for trading and the then applicable market price for the Common Stock is as set forth in the following table (the “Price Limitations”) where each Maximum Purchase Amount limitation shall not be exceeded for Purchases between the Minimum Price and the Maximum Price, and each Maximum Purchase Amount shall be treated as an independent instruction:

Minimum	Maximum	Maximum
Price	Price	Amount
	$11.00	1,000,000 shares
b)	Broker shall purchase up to 1,000,000 shares of Common Stock on the NASDAQ Global Market or in block purchases as defined in Rule 10b-18 subject to (i) the Price Limitation, (ii) the termination provisions for this Instruction as set forth in Section 2 below, and (iii) any other limitations as set forth in this Instruction.

c)	Notwithstanding the foregoing, the total number of shares of Common Stock to be purchased on any day shall not exceed either 10,000 shares per day (not including the allowable for cumulative catch up on days where less than 10,000 shares were purchased) or the then applicable volume limitation of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Broker agrees to provide confirmations of any purchases hereunder promptly.
2.	Effective Date/Termination. The Instruction shall become effective on February 1, 2007 and shall terminate upon the earlier of:
a)	December 31, 2007

b)	Such time as the aggregate number of shares of Common Stock purchased under this Instruction equals 1,000,000 shares;

c)	Upon receipt of written notice from the Issuer requesting the termination of the Instruction; or

d)	Any time any trade contemplated hereunder shall result in a violation of, or adverse change consequences under, applicable securities laws.
3.	Commission to Craig-Hallum Capital Group: $.03 cents per share purchased and no other fees will be assessed.
4.	Persons at Corporation authorized to give trading direction: Umang Gupta and/or Andrew Hamer (completed corporate resolution form should be attached)
5.	Persons at corporation to contact for settlement: Andrew Lee (Andrew.lee@keynote.com, 650-403-3280), John Kim (John.Kim@keynote.com, 650-403-3431) and My Tran (My.Tran@keynote.com, 650-403-3356)
6.	Corporation understands that pursuant to SEC Rule 10b-18:
a.	It may only effect transactions through a single broker dealer on any given day.

b.	It may not have the opening transaction on a consolidated quote system on any day.

c.	It may not purchase within either ten minutes or thirty minutes of the scheduled close of trading on the Corporation’s principal exchange as determined by the Corporation’s ADTV and Public Float.

30 minutes before	ADTV < $1 million	Public Float < $150 million
10 minutes before	ADTV ≥ $1 million	Public Float ≥ $150 million
d.	It may not purchase within one—half hour of the termination of the period in which last sale prices are reported on the consolidated tape if the purchase is made off NASDAQ.

e.	Its bid may not exceed the greater of the highest independent bid or the last independent transaction price, quoted or reported in the consolidated system.

f.	It must limit its purchases (other than block* purchases) to an amount each day that does not exceed 25% of the average daily trading volume reported on the consolidated tape for the four weeks preceding the week of the bid or purchase.

g.	It will notify its affiliates (persons that directly or indirectly control, are controlled by or are under common control with the corporation) that if any affiliate themselves wish to purchase shares of the Corporation on a day when the Corporation is purchasing through Craig-Hallum, the affiliates also must use Craig-Hallum that day for their purchases.

h.	If Corporation’s purchases may be material in relation to the number of outstanding shares or the daily trading volume, it should consult with SEC counsel and consider issuing a press release announcing the size of the authorized repurchase program.
Corporation understands that it is responsible for complying with the requirements of SEC Rule 10b-18 and its responsibility to file all required forms with the SEC to report any purchases of its stock, provided, however, that Craig-Hallum shall not effect any trade that would cause the Corporation to violate SEC Rule 10b-18 (assuming the Corporation has otherwise complied with the above covenants).
Trade confirmation will be sent by fax to the Corporation the day of the trade or no later than the following day. Corporation understands that it is responsible to settle promptly (within three business days of trade date) by wire or check, any purchases made on its behalf through Craig-Hallum.
Corporation understands that orders to purchase (including daily limits), to stop purchasing, or to change order parameters, must be telephoned by Corporation to Joe Geelan or Mike Qualen at Craig-Hallum (612-334-2889).
Corporation agrees to the above listed requirements for SEC Rule 10b-18 purchases through Craig-Hallum Capital Group LLC.
Keynote Systems Inc.

By:	/s/ Andrew Hamer	By:	/s/ Patricia Bartholomew
Its:	Chief Financial Officer	Its:	Managing Partner

*	A block purchase that is excluded from the volume limitations is a quantity of stock that either (i) has a purchase price of $200,000 or more or (ii) is at least 5,000 shares with a purchase price of at least $50,000 or (iii) is at least 20 round lots and totals 150% or more of the average daily trading volume. Block purchases excluded from the volume limitations do not include amounts that a dealer has accumulated for purposes of selling to the issuer or which a dealer has sold short to the issuer. An issuer is limited to one block purchase each week and such purchase cannot be on the same day as other non-block purchases.